Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Avalo Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)(1)	418,888	$3.08	$1,290,175	$0.0001102	$142
Total Offering Amounts							$142
Total Fee Offsets							$0
Net Fee Due							$142

(1)	Consists of (i) 377,221 additional shares reserved for issuance under the Avalo Therapeutics, Inc. Third Amended and Restated 2016 Equity Incentive Plan (the “2016 Stock Plan”) and (ii) 41,667 additional shares reserved for issuance under the Avalo Therapeutics, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”). An aggregate of 1,610,613 shares issuable under the 2016 Plan and an aggregate of 229,909 shares issuable under the ESPP had been previously registered pursuant to Registration Statement No. 333-211490, Registration Statement No. 333-211491, Registration Statement No. 333-226767, Registration Statement No. 333-241661, Registration Statement No. 333-256082, Registration Statement No. 333-256083 and Registration Statement No. 333-268199.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s common stock that become issuable under the 2016 Stock Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s common stock.
(3)	Estimated in accordance with Rules 457(c) and 457(h)(1) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s common stock on the NASDAQ Capital Market on May 1, 2023.